Exhibit 99.1

Moelis & Company Reports First Quarter 2023 Financial Results;

Declares Regular Quarterly Dividend of $0.60 Per Share

Significantly Expands its Technology Investment Banking Franchise

•
First quarter GAAP revenues of $187.8 million; first quarter Adjusted revenues of $185.3 million, down 38% from the prior year period
•
GAAP and Adjusted net income of $0.05 per share (diluted) for the first quarter of 2023; GAAP and Adjusted net income includes a $0.05 per share tax benefit
•
First quarter 2023 Adjusted pre-tax margin of 0.2%
•
Continued to execute on growth strategy:
―
Appointed Jason Auerbach as Global Head of Technology Investment Banking and hired 10 additional technology-focused Managing Directors, expanding the breadth and depth of our technology capabilities
―
Hired one Managing Director in Private Funds Advisory who joined us in early April
―
Announced two Managing Director hires who will join our Firm in the coming months, expanding our Industrials and Capital Structure Advisory capabilities
•
Strong balance sheet with cash and short term investments of $170.3 million and no debt or goodwill
―
Declared quarterly dividend of $0.60 per share
―
Repurchased approximately 1.1 million shares for a total cost of $44.5 million to settle employee tax liabilities

NEW YORK, April 26, 2023 – Moelis & Company (NYSE: MC) today reported financial results for the quarter ended March 31, 2023. The Firm's first quarter GAAP revenues were $187.8 million as compared with $302.1 million in the prior year period. On an Adjusted basis, the Firm’s first quarter revenues of $185.3 million decreased 38% from the prior year period. The Firm reported first quarter 2023 GAAP net income of $3.6 million and $0.05 per share (diluted). On an Adjusted basis, the Firm reported net income of $3.8 million and $0.05 per share (diluted) for the first quarter of 2023, which compares with net income of $73.0 million and $0.95 per share (diluted) in the prior year period. GAAP and Adjusted net income for the first quarter of 2023 include net tax benefits of approximately $0.05 per share related to the settlement of share-based awards.

"I believe the M&A market is in a holding pattern until there is greater clarity about when the Fed rate hikes will end. However, the dislocation in the banking market has given us the opportunity to expand our franchise for the long term. Our private equity and strategic corporate clients continue to plan for innovation, expansion and growth in a more stable credit environment, and we are positioning ourselves to be an even stronger partner in the next cycle," said Ken Moelis, Chairman and Chief Executive Officer.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions as well as other factors. Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Currently 91% of the operating partnership (Moelis & Company Group LP) is owned by the corporate partner (Moelis & Company) and is subject to corporate U.S. federal and state income tax. The remaining 9% is owned by other partners of Moelis & Company Group LP and is primarily subject to U.S. federal tax at the partner level (certain state, local and foreign income taxes are incurred at the company level). The Adjusted results included herein apply certain adjustments from our GAAP results, including the assumption that 100% of the Firm’s first quarter operating result was taxed at our corporate effective tax rate. We believe the Adjusted results, when presented together with comparable GAAP results, are useful to investors to compare our performance across periods and to better understand our operating results. A reconciliation between our GAAP results and our Adjusted results is presented in the Appendix to this press release.

GAAP and Adjusted (non-GAAP) Selected Financial Data (Unaudited)

	GAAP			Adjusted (non-GAAP)*
	Three Months Ended March 31,
($ in thousands except per share data)	2023	2022	2023 vs. 2022 Variance	2023	2022	2023 vs. 2022 Variance

Revenues	$187,820	$302,088	-38%	$185,299	$298,208	-38%
Income (loss) before income taxes	355	87,192	-100%	355	87,192	-100%
Provision (benefit) for income taxes	(3,208)	13,598	N/M	(3,472)	14,176	N/M
Net income (loss)	3,563	73,594	-95%	3,827	73,016	-95%
Net income (loss) attributable to noncontrolling interests	(103)	7,879	N/M	—	—	N/M
Net income (loss) attributable to Moelis & Company	$3,666	$65,715	-94%	$3,827	$73,016	-95%
Diluted earnings (loss) per share	$0.05	$0.94	-95%	$0.05	$0.95	-95%
N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Revenues

We earned GAAP revenues of $187.8 million in the first quarter of 2023, as compared with $302.1 million in the prior year period. On an Adjusted basis, we earned revenues of $185.3 million in the first quarter of 2023, as compared with $298.2 million in the prior year period, representing a decrease of 38%. This compares with a 46%1 decrease in the number of global completed M&A transactions greater than $100 million in the same period. The decrease in first quarter revenues was driven by fewer transaction completions and lower average fees earned per completed transaction, as compared with the prior year period.

We continued to invest in talent and today announced the expansion of our technology investment banking franchise with the appointment of Jason Auerbach as Global Head of Technology Investment Banking, as well as the hiring of 10 additional Managing Directors, many of whom have worked together for a number of years. The significant expansion in coverage has deepened and diversified our expertise across a number of technology subsectors and our coverage now spans Application Software, Infrastructure & Security Software, Internet & Front Office Software, Hardware, Industrial Technology, Tech Services & Digital Infrastructure and FinTech & Payments.

We have also announced three additional Managing Director hires in areas of key strategic importance to the Firm. This includes one Managing Director in our Private Funds Advisory group who joined us in early April and two additional Managing Directors who will join in the coming months, focused on Industrials and Capital Structure Advisory.

1Source: Refinitiv as of April 10, 2023; includes all globally completed transactions greater than $100mm

Expenses

The following tables set forth information relating to the Firm’s operating expenses.

	GAAP			Adjusted (non-GAAP)*
	Three Months Ended March 31,
($ in thousands)	2023	2022	2023 vs. 2022 Variance	2023	2022	2023 vs. 2022 Variance

Expenses:
Compensation and benefits	$148,239	$176,637	-16%	$148,239	$175,943	-16%
% of revenues	78.9%	58.5%		80.0%	59.0%
Non-compensation expenses	$40,972	$36,024	14%	$40,972	$36,024	14%
% of revenues	21.8%	11.9%		22.1%	12.1%
Total operating expenses	$189,211	$212,661	-11%	$189,211	$211,967	-11%
% of revenues	100.7%	70.4%		102.1%	71.1%
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Total operating expenses on a GAAP basis were $189.2 million for the first quarter of 2023. On an Adjusted basis, operating expenses were $189.2 million, as compared with $212.0 million for the first quarter of 2022. The decrease in operating expenses during the period was primarily associated with a decrease in compensation and benefits expenses as a result of lower revenues earned.

Compensation and benefits expenses on a GAAP and Adjusted basis were $148.2 million in the first quarter of 2023. Adjusted compensation and benefits expenses were $148.2 million in the first quarter of 2023 as compared with $175.9 million in the prior year period. The decrease in Adjusted compensation and benefits expenses in the current year period is attributable to a lower bonus expense accrual in 2023, associated with lower revenues earned as compared with the prior year period.

Non-compensation expenses on a GAAP and Adjusted basis were $41.0 million for the first quarter of 2023 as compared with $36.0 million for the prior year period. The increase in non-compensation expenses is primarily attributed to increased client travel and communication and technology expenses.

Other Income (Expenses)

	GAAP			Adjusted (non-GAAP)*
	Three Months Ended March 31,
($ in thousands)	2023	2022	2023 vs. 2022 Variance	2023	2022	2023 vs. 2022 Variance

Other income (expenses)	$1,746	$(2,235)	N/M	$4,267	$951	349%

N/M = not meaningful
* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Other income (expenses) on a GAAP basis was $1.7 million for the first quarter of 2023, as compared with expense of $2.2 million in the prior year period. On an Adjusted basis, other income for the first quarter of 2023 was $4.3 million, as compared with $1.0 million in the prior year period. In the first quarter of 2023, we recorded losses of $2.5 million from the mark-to-market impact on certain shares held and sold during the period. The economics of the $2.5 million in losses are included within Adjusted revenues. These adjustments did not impact our GAAP or Adjusted earnings per share.

Provision for Income Taxes

The corporate partner (Moelis & Company) currently owns 91% of the operating partnership (Moelis & Company Group LP) and is subject to corporate U.S. federal and state income tax on its allocable share of earnings. The remaining 9% of activity is subject to certain state, local and foreign income taxes (including New York City Unincorporated Business Tax), which is accounted for at the partner level through the non-controlling interests. For Adjusted purposes, we have assumed that 100% of the Firm’s first quarter 2023 operating results were taxed at our corporate effective tax rate and together with the excess tax benefit of approximately $3.6 million related to the delivery of equity-based compensation, we have a net tax benefit of approximately $3.5 million.

Capital Management and Balance Sheet

Moelis & Company continues to maintain a strong financial position, and as of March 31, 2023, we held cash and liquid investments of $170.3 million and had no debt or goodwill on our balance sheet.

The Board of Directors of Moelis & Company declared a regular quarterly dividend of $0.60 per share. The $0.60 per share will be paid on June 23, 2023 to common stockholders of record on May 8, 2023. In addition, during the quarter ended March 31, 2023, we repurchased approximately 1.1 million restricted stock units for $44.5 million to settle tax liabilities.

Earnings Call

We will host a conference call beginning at 5:00pm ET on Wednesday, April 26, 2023, accessible via telephone and the internet. Ken Moelis, Chairman and Chief Executive Officer, and Joe Simon, Chief Financial Officer, will review our first quarter 2023 financial results. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-833-470-1428 (domestic) or 1-404-975-4839 (international) and using access code 251742. Please dial in 15 minutes before the conference call begins. The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends. The replay can be accessed at 1-866-813-9403 (domestic) or + 44 204-525-0658 (international); the conference number is 396895.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors. The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors. Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, private fund raisings and secondary transactions and other corporate finance matters. The Firm serves its clients from 23 locations in North and South America, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com or follow us on Twitter @Moelis.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are based on certain assumptions and estimates and subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described under "Risk Factors" discussed in our Annual Report on Form 10-K for the year ended December 31, 2022, subsequent reports filed on Form 10-Q and our other filings with the SEC. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release. In addition, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

The Company prepares its consolidated financial statements using accounting principles generally accepted in the United States (GAAP). From time to time, the Company may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by the Company are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. Adjusted results are a non-GAAP financial measure which provide additional information on management’s view of operating results. These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

The Company’s Adjusted revenues includes amounts reflected within other income (expenses) which are considered the equivalent of revenues for compensation. Such adjustments may include gains on founder investments where our employees and the Moelis advisory platform contributed meaningfully to the value creation; or the mark-to-market impact of equity instruments held by the Company that were originally received as payment for our banking services and included in revenues. We believe these adjustments are useful to allow comparability of period-to-period operating performance and compensation levels.

The Company’s Adjusted compensation and benefits expenses may include adjustments reflected within other income (expenses) associated with compensation awards forfeited due to the enforcement of non-compete provisions. Management views the credits associated with such forfeitures as an offset to compensation and benefits expenses since the Firm will utilize the forfeited economics to recruit and or retain talent. We believe the netted presentation of forfeiture credits and compensation expenses are useful to allow comparability of period-to-period operating performance.

The Company’s Adjusted other income (expenses) may exclude certain one-time items that reduce the comparability of our operating performance as well as the amounts related to revenues and compensation and benefits expenses discussed above and adjustments to our provision for income taxes discussed below.

The Company’s Adjusted provision (benefit) for income taxes is adjusted to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rates for the periods presented. Adjusted provision (benefit) for income taxes periodically includes the tax impact related to the settlement of share-based awards, the reclassification of TRA liability adjustments, or adjustments to our deferred tax assets and liabilities that occur in connection with new tax legislation. Such adjustments increase the comparability of our financial performance across reporting periods and versus our peers.

The Company’s Adjusted basic and diluted shares of Class A common stock outstanding is presented for each period as if all outstanding Class A partnership units have been exchanged into Class A common stock. The Adjusted presentation helps analysts, investors, and other stakeholders understand the effect of the Firm’s ownership structure on its results, including the impact of all the Firm’s income becoming subject to corporate-level tax.

Contacts

Investor Contact:	Media Contact:
Matt Tsukroff	Alyssa Castelli
Moelis & Company	Moelis & Company
t: + 1 212 883 3800	t: + 1 212 883 3802
m: +1 917 526 2340	m: +1 929 969 2918
matthew.tsukroff@moelis.com	alyssa.castelli@moelis.com

Appendix

GAAP Consolidated Statement of Operations (Unaudited)

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information (Unaudited)

Moelis & Company

GAAP Consolidated Statement of Operations

Unaudited

(dollars in thousands, except for share and per share data)

	Three Months Ended March 31,
	2023	2022

Revenues	$187,820	$302,088

Expenses
Compensation and benefits	148,239	176,637
Occupancy	5,834	5,810
Professional fees	4,946	4,315
Communication, technology and information services	10,834	8,779
Travel and related expenses	10,968	7,643
Depreciation and amortization	2,073	2,039
Other expenses	6,317	7,438
Total Expenses	189,211	212,661

Operating income (loss)	(1,391)	89,427
Other income (expenses)	1,746	(2,235)
Income (loss) before income taxes	355	87,192
Provision (benefit) for income taxes	(3,208)	13,598
Net income (loss)	3,563	73,594

Net income (loss) attributable to noncontrolling interests	(103)	7,879
Net income (loss) attributable to Moelis & Company	$3,666	$65,715

Weighted-average shares of Class A common stock outstanding
Basic	67,008,526	64,824,347
Diluted	71,462,547	70,000,473
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.05	$1.01
Diluted	$0.05	$0.94

Moelis & Company

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Three Months Ended March 31, 2023
Adjusted items	GAAP	Adjustments		Adjusted (non-GAAP)

Revenues	$187,820	$(2,521)	(a)	$185,299

Other income (expenses)	1,746	2,521	(a)	4,267

Income (loss) before income taxes	355	—		355
Provision (benefit) for income taxes	(3,208)	(264)	(b)	(3,472)
Net income (loss)	3,563	264		3,827

Net income (loss) attributable to noncontrolling interests	(103)	103	(c)	—
Net income (loss) attributable to Moelis & Company	$3,666	$161		$3,827

Weighted-average shares of Class A common stock outstanding
Basic	67,008,526	6,095,051	(c)	73,103,577
Diluted	71,462,547	6,095,051	(c)	77,557,598
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.05			$0.05
Diluted	$0.05			$0.05

(a)

Reflects a reclassification of $2.5 million of other income to revenues related to losses from the mark-to-market impact on shares received as partial payment for advisory services provided on certain transactions.

(b)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate for the period stated; together with the tax benefit related to the settlement of share-based awards of $3.6 million, we have a net tax benefit of $3.5 million.

(c)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

Moelis & Company

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Three Months Ended March 31, 2022
Adjusted items	GAAP	Adjustments		Adjusted (non-GAAP)

Revenues	$302,088	$(3,880)	(a)	$298,208

Compensation and benefits	176,637	(694)	(b)	175,943
Other income (expenses)	(2,235)	3,186	(a)(b)	951

Income (loss) before income taxes	87,192	—		87,192
Provision (benefit) for income taxes	13,598	578	(c)	14,176
Net income (loss)	73,594	(578)		73,016

Net income (loss) attributable to noncontrolling interests	7,879	(7,879)	(d)	—
Net income (loss) attributable to Moelis & Company	$65,715	$7,301		$73,016

Weighted-average shares of Class A common stock outstanding
Basic	64,824,347	6,469,176	(d)	71,293,523
Diluted	70,000,473	6,469,176	(d)	76,469,649
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$1.01			$1.02
Diluted	$0.94			$0.95

(a)

Reflects a reclassification of $3.9 million of other expenses to revenues related to unrealized losses from the mark-to-market impact on shares received as partial payment for advisory services provided on certain transactions.

(b)	Reflects a reclassification of $0.7 million of other income to compensation and benefits expense associated with the enforcement of non-compete provisions.
(c)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate for the period stated. Our tax provision includes a tax benefit related to the settlement of share-based awards of $9.5 million; excluding such discrete benefit, our effective tax rate for the period presented would have been 27.1%.

(d)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.